ROSS MILLER Secretary of State204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299
(775) 684 5708Website: secretaryofstate.biz
Certificate of Change Pursuant

to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1   Name of corporation: Technology Holdings
2   The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtainedany required approval of the stockholders.
3   The current number of authorized shares at the par value, if any, of each class or series, if any, of each class or series, if any of shares before change: 90,000,000 common stock, $0.001 par value; 10,000,000 preferred stock, $0.001
4   The number of authorized shares and the par value, if any, of each class or series, if any, ofshares after the change: 277,713,000 common stock, $0.001 par value; No change in preferred shares
5   The number of shares of each affected class or series, if any, to be issued after the changein exchange for each issued share of the same class or series: 23,142,750 common stock, $0.001 par value; No change in preferred shares
6   The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: All fractional shares will be rounded to the neartest whole number pursuant to NRS 78.205
7         Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

8. Officer Signature: X /s/ Sam Medley
President

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.